Exhibit 4

TRITON PETROLEUM GROUP, INC.

CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES
OF A SERIES B PREFERRED STOCK BY RESOLUTION
OF THE BOARD OF DIRECTORS PROVIDING FOR AN
ISSUE OF 1,500,000 SHARES OF SERIES B PREFERRED
STOCK, $.0001 PAR VALUE, DESIGNATED
AS THE “SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK”

I, James W. Zimbler, Interim President, of TRITON PETROLEUM GROUP, INC., a Nevada corporation (hereinafter called the “Corporation”), pursuant to the provisions of Corporation Law of the State of Nevada (“NRS TITLE 78”), do hereby make this Certificate of Designation under the corporate seal of the Corporation and do hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors duly adopted the following resolutions:

NOW, THEREFORE, BE IT RESOLVED:

1. Designation and Number of Shares. The designation of a series of Preferred Stock, par value $.0001 per share to be issued authorized by this resolution shall be the Series B Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”). The number of shares of Series B Preferred Stock authorized hereby shall be up to 1,500,000 shares and no more except as provided herein. Each shares of Series B Preferred shall have voting rights equal to 45 shares of common stock, effective upon issuance.

2.  Rank. The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (a) senior to any other series of Preferred Stock except as established by the Board of Directors, the terms of which shall specifically provide that such series shall rank prior to the Series B Preferred Stock (any such other securities are referred to herein collectively as the “Senior Securities”), (b) on a parity with any other series of Preferred Stock established by the Board of Directors, the terms of which shall specifically provide that such series shall rank on a parity with the Series B Preferred Stock (the Series B Preferred Stock and any such other securities are referred to herein collectively as the “Parity Securities”), and (c) prior to any other equity securities of the Corporation, including the Corporation’s common stock, $.0001 par value per share (the “Common Stock”) (the Common Stock and all of such equity securities of the Corporation to which the Series B Preferred Stock ranks prior are referred to herein collectively as the “Junior Securities”).

3. Liquidation Preference.
(a)  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of the Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $1.00 for each share outstanding (“Stated Value”), plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities, provided, however, that the holders of outstanding shares of the Series B Preferred Stock shall not be entitled to receive such liquidation payment until the liquidation payments on all outstanding shares of Senior Securities, if any, shall have been paid in full. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of the outstanding shares of the Series B Preferred Stock or any other Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of the outstanding shares of Series B Preferred Stock and the holders of outstanding shares of such other Parity Securities are entitled were paid in full.

(b) The liquidation payment with respect to each fractional share of the Series B Preferred Stock outstanding or accrued but unpaid shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series B Preferred Stock.

(c) For the purposes of this Section 3, neither the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or their consideration) of all or substantially all the property or assets of the Corporation or the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, lease, exchange or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

4. Conversion.
(a) Subject to the Company’s right of redemption set forth in Section 8 below, the record holder of shares of Series B Preferred Stock shall be entitled, at the option of the holder, upon notice to the Corporation as provided herein, to convert such shares into the number of fully-paid and non-assessable shares of Common Stock determined in accordance with the Conversion Ratio as set forth below:

Number of shares issued upon conversion = Number of Shares to be converted x 45

(b)	(i)
In order to exercise the conversion privilege, the holders of each share of Series B Preferred Stock to be converted shall surrender the certificate representing such share at the office of the transfer agent for the Series B Preferred Stock, appointed for such purpose by the Corporation, with the Notice of Election to Convert on the back of said certificate completed and signed. Unless the shares of Common Stock issuable on conversion are to be issued in the same name in which such share of Series B Preferred stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

(ii)
Within three business days after the surrender of the certificates for shares of Series B Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section 4, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in subsection (c) of this Section 4.

(iii)
Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series B Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, and such notice received by the Corporation. All shares of Common Stock delivered upon conversion of the Series B Preferred Stock will upon delivery by duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

(c) In connection with the conversion of any shares of Series B Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of Common Stock on the trading day on which such shares of Series B Preferred Stock are deemed to have been converted. If more than one share of Series B Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of Series B Preferred Stock so surrendered.

5. Adjustment in Conversion Ratio.

The Conversion Ratio shall be adjusted from time to time as follows:
(a) In case the Corporation shall (i) pay a dividend or make a distribution in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, (iv) make a distribution on its Common Stock in shares of its capital stock other than Common Stock, or (v) issue by reclassification of its Common Stock other securities of the Corporation, the Conversion Ratio then in effect immediately prior thereto shall be adjusted so that the holder shall be entitled to receive the kind and number of shares of Common Stock and other securities of the Corporation which it would have owned or would have been entitled to receive after the happening of any of the events described above, had such share of Series B Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this paragraph (a) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

(b)  When the number of shares of Common Stock or the Conversion Ratio is adjusted as herein provided, the Corporation shall cause to be promptly mailed to the Holder by first class mail, postage prepaid, notice of such adjustment or adjustments and a certificate of a firm of independent public accountants selected by the Board of Directors of the Corporation (who may be the regular accountants employed by the Corporation) setting forth the number of shares of Common Stock and the Conversion Ratio after such adjustment, a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made.

(c) For the purpose of this Section 5, the following shall apply:
(i)
The term “Common Stock” shall mean (A) the class of stock designated as the Common Stock of the Corporation at the date of this Designation or (B) any other class of stock resulting from successive changes or reclassification of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to this Section 5, the Holder shall become entitled to receive any securities upon conversion of the Corporation other than shares of Common Stock thereafter the number of such other securities and the Conversion Ratio of such securities shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 5.

(d) In the case of any consolidation of the Corporation with or merger of the Corporation into another corporation or in the case of any sale or conveyance to another corporation of all or substantially all of the property, assets or business of the Corporation, the Corporation or such successor or purchasing Corporation, as the case may be, shall provide that the Holder shall have the right thereafter to the kind and amount of shares and other securities and property which the Holder would have owned or have been entitled to receive after the happening of such consolidation, merger, sale or conveyance had the Holder’s Series B Preferred Stock been converted immediately prior to such action. Further, any such agreement shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5. The provisions of this paragraph (d) shall similarly apply to successive consolidations, mergers, sales or conveyances.

(e) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purposes of effecting conversions of the Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series B Preferred Stock not theretofore converted. For purposes of this subsection (e), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

6. Voting Rights. In addition to any voting rights provided by law, the holders of shares of Series B Preferred Stock shall have the following voting rights:
(a)	Each share of Series B Preferred shall have voting rights equal to 45 shares of common stock, effective upon issuance.

(b)
The affirmative vote of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting separately as a single series, in person or by proxy, at a special or annual meeting of shareholders called for the purpose, shall be necessary to alter, amend or repeal any of the provisions of this Designation or take any other corporate action, which in any manner would alter, change or otherwise adversely affect in any way the powers, preferences or rights of the Series B Preferred Stock.

(c)	(i)
The rights of holders of shares of Series B Preferred Stock to take any actions as provided in this Section 6 may be exercised, subject to the NRS TITLE 78 at any annual meeting of shareholders or at a special meeting of shareholders held for such purpose as hereinafter provided or at any adjournment or postponement thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares required to take such action.

So long as such right to vote continues (and unless such right has been exercised by written consent of the minimum number of shares required to take such action), the Chairman of the Board of the Corporation may call, and upon the written request of holders of record of 20% of the outstanding shares of Series B Preferred Stock, addressed to the Secretary of the Corporation at the principal office of the Corporation, shall call, a special meeting of the holders of shares entitled to vote as provided herein. The

Corporation shall use its best efforts to hold such meeting within twenty, but in any event not later than sixty, days after delivery of such request to the Secretary of the Corporation, at the place and upon the notice provided by law and in the By-laws of the Corporation for the holding of meetings of shareholders.

(ii)
At each meeting of shareholders at which the holders of shares of Series B Preferred Stock shall have the right, voting separately as a single series, to vote as provided in this Section 6 or to take any action, the presence in person or by proxy of the holders of record of one-half of the total number of shares of Series B Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment or postponement thereof:

(A)
the absence of a quorum of the holders of shares of Series B Preferred Stock shall not prevent the election of directors and the absence of a quorum of the holders of shares of any other class or series of capital stock shall not prevent the taking of any action as provided in this Section 6; and

(B)
in the absence of a quorum of the holders of shares of Series B Preferred Stock, holders of a majority of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series B Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

For the taking of any action as provided in this Section 6 by the holders of shares of Series B Preferred Stock each such holder shall have one vote for each share of Series B Preferred Stock standing in his name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the business day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held.

(d) In exercising the voting rights set forth in this Section 6, each share of Series B Preferred Stock shall have one vote per share.

7. Amendment of Resolution. The Board of Directors of the Corporation reserves the right by subsequent amendment of this resolution from time to time to decrease the number of shares which constitute the Series B Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this resolution within the limitations provided by law, this resolution and the Certificate of Incorporation of the Corporation, as amended.

IN WITNESS WHEREOF, TRITON PETROLEUM GROUP, INC. has caused this certificate to be signed by its President and attested by its Secretary this 15th day of February, 2007.
ATTEST:	TRITON PETROLEUM GROUP, INC.
/s/ Michael S. Krome, Esq.	/s/ James W. Zimbler

Name: Michael S. Krome, Esq.	Name: James W. Zimbler Title: Interim President More Title